UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 2, 2015 (September 29, 2015)

REGENERON PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

New York

(State or other jurisdiction of incorporation)

000-19034	13-3444607
(Commission File Number)	(I.R.S. Employer Identification No.)

777 Old Saw Mill River Road, Tarrytown, New York	10591-6707
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (914) 847-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                Entry into a Material Definitive Agreement.

On September 29, 2015, Regeneron Ireland (“Regeneron”), a wholly owned subsidiary of Regeneron Pharmaceuticals, Inc., and Mitsubishi Tanabe Pharma Corporation (“MTPC”) entered into a strategic collaboration providing MTPC with exclusive development and commercial rights to fasinumab (also known as REGN475), Regeneron’s nerve growth factor antibody in late-stage development for musculoskeletal pain (the “Collaboration Agreement”).  Under the terms of the Collaboration Agreement, MTPC will obtain exclusive development and commercial rights to fasinumab in Japan, South Korea, Taiwan, Indonesia, Thailand, the Philippines, Malaysia, Singapore, Vietnam, Myanmar, and Sri Lanka.  Regeneron will supply both clinical and commercial supplies of fasinumab to MTPC.

Under the Collaboration Agreement, Regeneron will receive up to $55 million in upfront and other near-term payments.  The Collaboration Agreement provides for additional payments to Regeneron of up to $170 million in R&D reimbursement payments and development milestones.  Upon commercialization, Regeneron will supply the product at a tiered purchase price, which ranges from 30% to 50% of the net sales of the product, and is eligible for additional purchase price adjustment payments of up to $100 million in total upon achievement of specified annual net sales amounts.

The Collaboration Agreement contains other customary covenants, representations and warranties, indemnification provisions, and termination provisions, including for material breach by the other party.

The foregoing description of the Collaboration Agreement is qualified in its entirety by reference to the full text of the Collaboration Agreement, a copy of which will be filed with the United States Securities and Exchange Commission as an exhibit to the Quarterly Report on Form 10-Q to be filed by Regeneron Pharmaceuticals, Inc. for the quarterly period ended September 30, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

REGENERON PHARMACEUTICALS, INC.

By:	/s/ Joseph J. LaRosa
Name:	Joseph J. LaRosa
Title:	Senior Vice President, General Counsel and Secretary

Date: October 2, 2015